Exhibit 10.1

SECOND AMENDMENT

TO THE

VALASSIS COMMUNICATIONS, INC.

SUPPLEMENTAL BENEFIT PLAN

THIS AMENDMENT to the Valassis Communications, Inc. Supplemental Benefit Plan (the “Plan”) is made on this 23rd day of December, 2008, by Valassis Communications, Inc. (the “Corporation”).

WHEREAS, the Corporation maintains the Plan for the benefit of a select group of management or highly-compensated employees;

WHEREAS, the Corporation’s Board of Directors has the authority to amend the Plan under Sections 8.7 and 9 thereof; and

WHEREAS, the Corporation desires to amend the Plan to comply with Section 409A of the Internal Revenue Code.

NOW, THEREFORE, the following Supplement and Claims Procedure are hereby adopted as part of the Plan as follows:

SUPPLEMENT TO THE VALASSIS COMMUNICATIONS, INC.

SUPPLEMENTAL BENEFIT PLAN

The following provisions form a part of the Plan so that the terms of the Plan will comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’). The following provisions shall supersede any conflicting provisions of the Plan. The addition of this Supplement to the Plan is for compliance purposes only with respect to benefits accrued and vested under the Plan after December 31, 2004 (the ‘Post-2005 Benefits’), and this Supplement is not a material modification of the Plan, as in effect before 2005. The effective date of this Supplement is January 1, 2005, with respect to the Post-2005 Benefits. Any benefits accrued and vested under the Plan as of December 31, 2004 (‘Grandfathered Benefits’) shall continue to be governed by the Plan, as in effect as of December 31, 2004, without regard to this Supplement.

1. Interpretation Consistent with Section 409A of the Code. The terms ‘retirement,’ ‘retired,’ ‘disability retirement date,’ ‘termination of employment,’ ‘employment termination date’ and other similar terms contained in the Plan shall be interpreted and applied such that each such event shall constitute a ‘separation from service,’ as defined in Section 1.409A-1(h)(1) of the Final Regulations under Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). In no event will any Post-2005 Benefits be distributed earlier than a participant’s ‘separation from service’ (within the meaning of Section 409A of the Code, determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). The Plan, together with this Supplement, are intended to comply with Section 409A of the Code and shall be construed and administered in accordance thereof, to the extent applicable.

2. Transfer of Post-2005 Benefits. Post-2005 Benefits are hereby transferred to this Supplement without any further action by the company, effective as of January 1, 2005, and shall thereafter be considered to be deferred and payable solely under the terms of this Supplement. Grandfathered Benefits shall remain payable under the terms of the Plan, as in effect on December 31, 2004.

3. Delay for Specified Employees. Notwithstanding the payment schedules contained in Section 7 of the Plan, to the extent necessary to comply with the requirements of Section 409A of the Code, if a participant is a ‘specified employee’ (as defined below) at the time of his or her employment termination date, any Post-2005 Benefits shall not be paid before the date which is six (6) months and one (1) day after the date of the participant’s termination of employment (or, if earlier, the date of his or her death). For purposes of the preceding sentence, a ‘specified employee’ shall have the meaning set forth in Section 1.409A-1(i) of the Final Regulations under Section 409A of the Code. Any payments that are so delayed will be paid in full within thirty (30) days after the end of the six (6) month period described above, with the remaining payments made on the schedule provided in Section 7.1 or 7.2 of the Plan, as applicable.

4. Amendment of Certain Provisions.

(a) The last sentence of Section 7.3 of the Plan is amended in its entirety to read as follows:

“Payments to a participant’s beneficiary or estate shall be payable on the same basis as payments would have been made to the participant.”

(b) Section 8.10 of the Plan is amended to add the following at the end of such subsection:

“Any benefits provided under this Section 8.10 shall be provided on a monthly basis. The parties intend that the first 18 months of continued medical, prescription and dental coverage provided hereunder shall not constitute a ‘deferral of compensation’ under Treas. Reg. Section 1.409A-1(b) and that the remaining portion of such coverage shall qualify as a ‘reimbursement or in-kind benefit plan’ under Treas. Reg. Section 1.409A-3(i)(1)(iv). If the company reimburses a participant for the amount of any benefit under this Section 8.10, such reimbursement shall be made on or before the last day of the participant’s taxable year following the taxable year in which the expense was incurred. In no event shall the amount that the company pays for any such benefit in any one year affect the amount that it will pay in any other year and in no event shall the benefits described in this paragraph be subject to liquidation or exchange.”

5. Subject to Internal Revenue Service Guidelines and Regulations. The provisions of this Supplement shall be interpreted consistently with Internal Revenue Service guidance and regulations promulgated under Section 409A of the Code.

VALASSIS COMMUNICATIONS, INC.

SUPPLEMENTAL BENEFIT PLAN

CLAIMS PROCEDURE

Pursuant to ERISA’s claims procedure regulation and subsection 8.8 of the plan, the plan administrator will make all determinations as to the right of any person to a benefit. Any denial by the plan administrator of the claim for benefits under the plan by a participant, alternate payee, or beneficiary (a “claimant”) will be stated in writing by the plan administrator and delivered or mailed to the claimant within ninety days after receipt by the plan administrator. Such notice will: (i) set forth the specific reasons for the denial, (ii) refer to the specific plan provisions on which the denial is based, (iii) describe any additional material or information necessary for the claimant to perfect the claim and explain why such material or information is necessary, and (iv) describe the plan’s appeal procedures, including the claimant’s right to bring suit under ERISA Section 502(a) following a denial of the claim on review. If the plan administrator determines that special circumstances require an extension of time for processing the claim, the initial ninety day period may be extended for up to ninety additional days. The plan administrator will give the claimant written notice of the extension prior to the expiration of the initial ninety day period, and such notice will set forth the circumstances requiring the extension of time and the date by which the plan administrator expects to render a decision.

In the event of a denial of a claim, a claimant may notify the plan administrator in writing within sixty days after receipt of written denial of the claim that the claimant wishes a review of the denial of the claim and present to the plan administrator a written statement of the claimant’s position and any documents, records or other information relating to the claim for benefits. Upon request and free of charge the claimant shall be provided reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The plan administrator’s review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The plan administrator will act upon such request for review within sixty days after receipt thereof unless special circumstances require further time, but in no event later than one hundred twenty days after receipt.

If the plan administrator confirms the denial, in whole or in part, the plan administrator will present in a written notice to the claimant: (i) the specific reasons for denial, (ii) the specific references to the plan provisions on which the decision was based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (iv) a statement of the claimant’s right to bring suit under ERISA Section 502(a), in a manner calculated to be understood by the claimant. In determining claims for benefits, the plan administrator has the authority and discretion to interpret the plan and to resolve ambiguities to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits.

No action at law or in equity shall be brought to recover benefits under the plan until the appeal rights described in the plan have been exercised and until the plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA other than a breach of fiduciary duty claim, the evidence presented will be strictly limited to the evidence timely presented to the plan administrator. In addition, any such judicial proceeding must be filed within ninety days after the plan administrator’s final decision.

Benefits under the plan will be paid only if the plan administrator, or its delegate, decides in its sole discretion that a participant or beneficiary (or other claimant) is entitled to them. Subject to applicable law, any interpretation of the provisions of the plan and any decisions on any matter within the discretion of the plan administrator made by the plan administrator, or its delegate, in good faith shall be binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known and the plan administrator shall make such adjustment on account thereof as it considers equitable and practicable.

IN WITNESS WHEREOF, this amendment has been adopted by the Corporation as of the day and year first written above.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Todd Wiseley
Name:	Todd Wiseley
Title:	Secretary